As filed with the Securities and Exchange Commission on July 3, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Fidelity National Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	16-1725106
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

601 Riverside Avenue

Jacksonville, Florida 32204

(Address of principal executive offices)

Fidelity National Financial, Inc. 2013 Employee Stock Purchase Plan

(Full title of the Plan(s))

Michael L. Gravelle

Executive Vice President and General Counsel

601 Riverside Avenue

Jacksonville, Florida 32204

+1 904 854 8100

(Name, address, telephone number, including area code, of agent for service)

Copies to:

Dominick Bozzetti, Esq.

Morrison & Foerster LLP

250 West 55th Street

New York, New York 10019

+1 212-468-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
FNF Group Common Stock, par value $0.0001 per share (3)	17,857,158	$28.17	$503,036,149.67	$64,791.06

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also registers any additional securities to be offered or issued in connection with stock splits, stock dividends, recapitalizations or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices of our Common Stock as reported on The New York Stock Exchange on July 1, 2014.

(3)	Fidelity National Financial, Inc. 2013 Employee Stock Purchase Plan.

EXPLANATORY NOTE

On June 18, 2014, the stockholders of the Registrant approved the amendment and restatement of the Registrant’s certificate of incorporation to, among other things, reclassify its existing Class A Common stock, par value $0.0001 per share (“Old FNF common stock”), into two new tracking stocks, one designated the FNF Group Common Stock and the other designated FNFV Group Common Stock. The FNF Group Common Stock will track and reflect the separate economic performance of the FNF Group, which includes the Registrant’s core title insurance, real estate, technology and mortgage related businesses, while the FNFV Group Common stock is intended to track and reflect the separate economic performance of the businesses, assets and liabilities attributed to the FNFV Group, which includes the Registrant’s portfolio company investments. Upon the filing of the Registrant’s restated charter, each outstanding share of Old FNF common stock became, without any action on the part of the holder thereof, one share of FNF Group Common Stock and 0.3333 of a share of FNFV Group Common Stock.

This Registration Statement on Form S-8 registers shares of FNF Group Common Stock, par value $0.0001 per share, of Fidelity National Financial, Inc., a Delaware corporation (the “Registrant”), which may be purchased pursuant to the amended and restated Fidelity National Financial, Inc. 2013 Employee Stock Purchase Plan (the “Plan”).

The Plan initially became effective on October 1, 2013. Prior to amendment and restatement of the Plan, it did not provide for a participant’s employing entity to match the funds that the employee accumulated under the Plan. At the Registrant’s annual meeting of stockholders on June 18, 2014, the Registrant’s stockholders approved the amendment and restatement of the Plan to add a cash matching feature and to limit the total number of shares that may be purchased on the open market with cash contributed into the Plan to 15,000,000 shares, subject to equitable adjustment in the event of stock splits, dividends, recapitalizations or similar adjustments in FNF common stock. An equitable adjustment was made in connection with the reclassification of the old FNF common stock. As adjusted, the Plan allows employees to accumulate funds, through payroll deductions, which are then used to purchase shares of the FNF Group Common Stock on the open market.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(a)	The Registrant’s latest Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s latest annual report referred to in (a) above; and

(c)

the description of the Registrant’s FNF Group Common Stock, par value $0.0001 per share, contained in the Registrant’s Registration Statement on Form 8-A/A (File no. 001-32630), filed with the SEC on June 18, 2014 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated by reference herein or any document which constitutes part of the prospectus relating to the Plan meeting the requirements of Section 10(a) of the Securities Act) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Copies of these filings and any other filings incorporated by reference may be obtained at no cost, by writing or telephoning the Company at the following address:

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

+1 904 854 8100

email: mgravelle@fnf.com

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below, the Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate”) and Amended and Restated Bylaws.

The Registrant is incorporated under the laws of the State of Delaware.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Certificate provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transactions from which the director derived an improper personal benefit. The Certificate provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to the Registrant with respect to payments which may be made by the registrant to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Document

4.1	Fourth Amended and Restated Certificate of Incorporation of Fidelity National Financial, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 30, 2014).

4.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 25, 2013).

4.3	Form of the FNF Group Common Stock Certificate of Fidelity National Financial, Inc. (incorporated by reference to Exhibit 4.1to the Registrant’s Registration Statement on Form S-4/A filed on May 5, 2014).

10.1	The Fidelity National Financial, Inc. 2013 Employee Stock Purchase Plan (as amended and restated as of June 18, 2014) (filed herewith).

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm (filed herewith).

24.1	Power of Attorney (included on signature page hereof).

The shares of common stock of the Registrant offered and sold pursuant to the Plan are purchased by the designated broker in open market transactions. In accordance with Item 8(a) of Form S-8, no opinion of counsel as to the legality of the securities has been provided because no original issuance or treasury shares have been, or are intended to be, issued by the Company under the Plan. In the event the Registrant elects to issue shares of common stock to the Plan in the future, the Registrant intends to file a post-effective amendment with an opinion of counsel regarding the legality of the shares of common stock that may be issued to the Plan by the Registrant.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on July 3, 2014.

Fidelity National Financial, Inc.

By:	/s/ Michael L. Gravelle
Michael L. Gravelle
Executive Vice President, General Counsel and Corporate Secretary

We, the undersigned directors and officers of Fidelity National Financial, Inc., hereby severally appoint Michael L. Gravelle with full powers of substitution and resubstitution, our true and lawful attorney, with full powers to him to sign for us, in our names and in the capacities indicated below, any and all amendments to such Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto such attorney, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such attorney might or could do in person, and hereby ratifying and confirming all that such attorney, or his substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	CAPACITY	DATE
/s/ Raymond R. Quirk	Chief Executive Officer	July 3, 2014
Raymond R. Quirk	(Principal Executive Officer)

/s/ Anthony J. Park	Chief Financial Officer	July 3, 2014
Anthony J. Park	(Principal Financial Officer and Principal Accounting Officer)

/s/ William P. Foley, II	Director and Executive Chairman of the Board	June 30, 2014
William P. Foley, II

/s/ Douglas K. Ammerman	Director	June 30, 2014
Douglas K. Ammerman

/s/ Willie D. Davis	Director	June 30, 2014
Willie D. Davis

/s/ Thomas M. Hagerty	Director	June 30, 2014
Thomas M. Hagerty

/s/ Daniel D. (Ron) Lane	Director	June 30, 2014
Daniel D. (Ron) Lane

/s/ Richard N. Massey	Director	June 30, 2014
Richard N. Massey

/s/ John D. Rood	Director	June 30, 2014
John D. Rood

/s/ Peter O. Shea, Jr.	Director	June 30, 2014
Peter O. Shea, Jr.

/s/ Cary H. Thompson	Director	June 30, 2014
Cary H. Thompson

/s/ Frank P. Wiley	Director	June 30, 2014
Frank P. Wiley

INDEX TO EXHIBITS

Exhibit Number	Document

4.1

Fourth Amended and Restated Certificate of Incorporation of Fidelity National Financial, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 30, 2014).

4.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 25, 2013).

4.3

Form of the FNF Group Common Stock Certificate of Fidelity National Financial, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4/A filed on May 5, 2014).

10.1	The Fidelity National Financial, Inc. 2013 Employee Stock Purchase Plan (as amended and restated as of June 18, 2014) (filed herewith).

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm (filed herewith).

24.1	Power of Attorney (included on signature page hereof).